EXHIBIT (8)(m)(1)

AMENDMENT N0. 1 TO PARTICIPATION AGREEMENT

(WANGER)

AMENDMENT NO. 1 TO PARTICIPATION AGREEMENT

Amendment No. 1 to the Participation Agreement, dated May 1, 2004, by and among TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY, WANGER ADVISORS TRUST, and COLUMBIA FUNDS DISTRIBUTOR, INC. (the “Agreement”).

Schedule A of the Agreement is hereby deleted in its entirety and replaced with the following:

Effective May 1, 2005

SCHEDULE A

Separate Accounts, Associated Contracts, and Portfolios

Name of Separate Account and Date Established by the Board of Trustees	Policies Funded by the Separate Accounts	Portfolio(s) Available Under the Policies
Separate Account VA QNY August 13, 1996	Flexible Premium Variable Annuity-E AV1024 101 179 1003	Wanger U.S. Smaller Companies

TFLIC Separate Account VNY December 14, 2004	Advisor’s Edge® NY Variable Annuity AV1197 101 200 505	Wanger U.S. Smaller Companies Wanger International Small Cap

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified above.

Company:

TRANSAMERICA FINANCIAL LIFE
INSURANCE COMPANY
By its authorized officer,

By:	/s/ Priscilla I. Hechler
Name:	Priscilla I. Hechler
Title:	Assistant Vice President
and Assistant Secretary

Trust:

WANGER ADVISORS TRUST
By its authorized officer,

By:	/s/ Bruce Lauer
Name:	Bruce Lauer
Title:	Vice President, Secretary and Treasurer

Underwriter:

COLUMBIA FUNDS DISTRIBUTOR, INC.
By its authorized officer,

By:	/s/ Donald Froude
Name:	Donald Froude
Title:	President